Prospectus Supplement No. 15



The Prospectus dated November 14, 1996 (the "Prospectus") relating to the offer for resale of up to $115,000,000 aggregate principal amount of 5.5%
Convertible Subordinated Debentures due 2006 of Aames Financial Corporation (the "Company") and 6,160,713 shares of the common stock of the Company, par value $0.001 per share, into which such Debentures are convertible is hereby amended as follows:


The following entity is hereby named as a Selling Security Holder as contemplated on page 33 of the Prospectus:

     Selling Security Holder       Principal Amount of Debentures

     McMahan Securities Co., L.P.            $500,000
     591 West Putnam Avenue
     Greenwich, Connecticut 06830



           The date of this Prospectus Supplement is March 25, 1997.